UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 8, 2005

Concord Communications, Inc.

(Exact name of registrant as specified in its charter)

Massachusetts (State or other jurisdiction of incorporation or organization)	0-23067 (Commission File Number)	04-2710876 (I.R.S. Employer Identification No.)

400 Nickerson Road
Marlboro, MA 01752
(Address of principal executive offices)

(508) 460-4646
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))

SECTION 1 – REGISTRANT’S BUSINESS AND OPERATIONS

     ITEM 1.01 — ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On January 8, 2005, Concord Communications, Inc., a Massachusetts corporation, entered into a stock purchase agreement (the “Stock Purchase Agreement”) to acquire 100% of the outstanding capital stock of privately held Aprisma Holdings, Inc. (“Aprisma”), the parent company of Aprisma Management Technologies, Inc., from sellers (the “Sellers”) affiliated with Gores Technology Group, LLC, for approximately $93 million in cash, which cash payment will be adjusted by (i) the amount of net debt owing by Aprisma to certain of its lenders at the time of closing (which debt shall be paid off by Concord Communications), and (ii) certain payment obligations owing by Aprisma under its equity participation plan. Under the terms of the Stock Purchase Agreement, a portion of the purchase price will be placed in escrow for one year as security for the Sellers’ indemnity obligations under the Stock Purchase Agreement.

The transaction is expected to close on or before February 21, 2005. The parties to the Stock Purchase Agreement have made customary representations, warranties and covenants therein and consummation of the transaction is subject to various conditions, including the receipt of regulatory approvals.

The foregoing description of the transaction does not purport to be complete and is qualified in its entirety by reference to the complete text of the Stock Purchase Agreement, which is filed as Exhibit 2.1 hereto and is incorporated herein by reference.

SECTION 9 – FINANCIAL STATEMENTS AND EXHIBITS

     ITEM 9.01 – FINANCIAL STATEMENTS AND EXHIBITS.

(c)  Exhibits.

2.1	Stock Purchase Agreement, dated as of January 8, 2005, by and among Concord Communications, Inc. and the Sellers referenced therein.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONCORD COMMUNICATIONS, INC.

Date: January 11, 2005	/s/ Melissa H. Cruz

Melissa H. Cruz Executive Vice President of Business Services, Chief Financial Officer and Treasurer

EXHIBIT INDEX

Exhibit
Number	Description

2.1	Stock Purchase Agreement, dated as of January 8, 2005, by and among Concord Communications, Inc. and the Sellers referenced therein.